PROXY VOTING POLICY

                                       For

                          MBIA Capital Management Corp.
                and Its Affiliated Registered Investment Advisers


Introduction

         This Proxy Voting Policy ("Policy") for MBIA Capital Management Corp. and its affiliated registered investment advisers ("MBIA-CMC") reflects our duty as a fiduciary under the Investment Advisers Act of 1940, as amended (the "Advisers Act") to vote proxies in the best interests of our clients. In addition, the Department of Labor views the fiduciary act of managing ERISA plan assets to include the voting of proxies. Proxy voting decisions must be made solely in the best interests of the pension plan's participants and beneficiaries. The Department of Labor has interpreted this requirement as prohibiting a fiduciary from subordinating the retirement income interests of participants and beneficiaries to unrelated objectives. The guidelines in this Policy have been formulated to ensure decision-making consistent with these fiduciary responsibilities.

         Any general or specific proxy voting guidelines provided by an advisory client or its designated agent in writing will supercede the specific guidelines in this Policy. MBIA-CMC will disclose to our advisory clients information about this Policy as well as disclose to our clients how they may obtain information on how we voted their proxies. Additionally, MBIA-CMC will maintain proxy-voting records for our advisory clients consistent with the Advisers Act. For those of our clients that are registered investment companies, MBIA-CMC will disclose this Policy to the shareholders of such funds and make filings with the Securities and Exchange Commission and make available to fund shareholders the specific proxy votes that we cast in shareholder meetings of issuers of portfolio securities in accordance with the rules and regulations under the Investment Company Act of 1940, as amended.

         Registered investment companies that are advised by MBIA-CMC as well as certain of our advisory clients may participate in securities lending programs, which may reduce or eliminate the amount of shares eligible for voting by MBIA-CMC in accordance with this Policy if such shares are out on loan and cannot be recalled in time for the vote.

         Implicit in the initial decision to retain or invest in the security of a corporation is approval of its existing corporate ownership structure, its management, and its operations. Accordingly, proxy proposals that would change the existing status of a corporation will be reviewed carefully and supported only when it seems clear that the proposed changes are likely to benefit the corporation and its shareholders. Notwithstanding this favorable predisposition, management will be assessed on an ongoing basis both in terms of its business capability and its dedication to the shareholders to ensure that our continued confidence remains warranted. If it is determined that management is acting on its own behalf instead of for the well being of the corporation, we will vote to support shareholder proposals, unless other mitigating circumstances are present.

         Additionally, situations may arise that involve an actual or perceived conflict of interest. For example, we may manage assets of a pension plan of a company whose management is soliciting proxies, or a MBIA-CMC employee may have a close relative who serves as a director or executive of a company that is soliciting proxies. In all cases, the manner in which we vote proxies must be based on our clients' best interests and not the product of the conflict.

         This Policy and its attendant recommendations attempt to generalize a complex subject. It should be clearly understood that specific fact situations, including differing voting practices in jurisdictions outside the United States, might warrant departure from these guidelines. In such instances, the relevant facts will be considered, and if a vote contrary to these guidelines is indicated it will be cast and the reasons therefor recorded in writing.

         Section I of the Policy describes proxy proposals that may be characterized as routine and lists examples of the types of proposals we would typically support. Section II of the Policy describes various types of non-routine proposals and provides general voting guidelines. These non-routine proposals are categorized as those involving:

                  A. Social Issues,
                  B. Financial/Corporate Issues, and
                  C. Shareholder Rights.

Finally, Section III of the Policy describes the procedures to be followed in casting a vote pursuant to these guidelines.


                                    SECTION I

                                 ROUTINE MATTERS

         Routine proxy proposals, amendments, or resolutions are typically proposed by management and meet the following criteria:


         1. They do not measurably change the structure, management control, or operation of the corporation.

         2. They are consistent with industry standards as well as the corporate laws of the state of incorporation.


                              Voting Recommendation

         MBIA-CMC will normally support the following routine proposals:

         1.    To increase authorized common shares.

         2. To increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.

         3.    To elect or re-elect directors.

         4.    To appoint or elect auditors.

         5. To approve indemnification of directors and limitation of directors' liability.

         6.    To establish compensation levels.

         7.    To establish employee stock purchase or ownership plans.

         8.    To set time and location of annual meeting.


                                   SECTION II

                              NON-ROUTINE PROPOSALS

A.       Social Issues

         Proposals in this category involve issues of social conscience. They are typically proposed by shareholders who believe that the corporation's internally adopted policies are ill-advised or misguided.

                              Voting Recommendation

         If MBIA-CMC has determined that management is generally socially responsible, MBIA-CMC will generally vote against the following shareholder proposals:

         1. To enforce restrictive energy policies.

         2. To place arbitrary restrictions on military contracting.

         3. To bar or place arbitrary restrictions on trade with other countries.

         4. To restrict the marketing of controversial products.

         5. To limit corporate political activities.

         6. To bar or restrict charitable contributions.

         7. To enforce a general policy regarding human rights based on arbitrary parameters.

         8. To enforce a general policy regarding employment practices based on arbitrary parameters.

         9. To enforce a general policy regarding animal rights based on arbitrary parameters.

         10. To place arbitrary restrictions on environmental practices.


B.       Financial/Corporate Issues

         Proposals in this category are usually offered by management and seek to change a corporation's legal, business or financial structure.


                              Voting Recommendation

         MBIA-CMC will generally vote in favor of the following management proposals provided the position of current shareholders is preserved or enhanced:

         1. To change the state of incorporation.

         2. To approve mergers, acquisitions or dissolution.

         3. To institute indenture changes.

         4. To change capitalization.


C.       Shareholder Rights

         Proposals in this category are made regularly both by management and shareholders. They can be generalized as involving issues that transfer or realign board or shareholder voting power.

         MBIA-CMC typically would oppose any proposal aimed solely at thwarting potential takeover offers by requiring, for example, super-majority approval. At the same time, MBIA-CMC believes stability and continuity promote profitability. The guidelines in this area seek to find a middle road, and they are no more than guidelines. Individual proposals may have to be carefully assessed in the context of their particular circumstances.


                              Voting Recommendation

         MBIA-CMC will generally vote for the following management proposals:

         1. To require majority approval of shareholders in acquisitions of a controlling share in the corporation.

         2.    To institute staggered board of directors.

         3. To require shareholder approval of not more than 66 2/3% for a proposed amendment to the corporation's by-laws.

         4.    To eliminate cumulative voting.

         5. To adopt anti-greenmail charter or by-law amendments or to otherwise restrict a company's ability to make greenmail payments.

         6.    To create a dividend reinvestment program.

         7.    To eliminate preemptive rights.

         8. To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").


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         MBIA-CMC will generally vote against the following management proposals:

         1. To require greater than 66 2/3% shareholder approval for a proposed amendment to the corporation's by-laws("super-majority provisions").

         2. To require that an arbitrary fair price be offered to all shareholders that is derived from a fixed formula ("fair price amendments").

         3. To authorize a new class of common stock or preferred stock which may have more votes per share than the existing common stock.

         4. To prohibit replacement of existing members of the board of directors.

         5. To eliminate shareholder action by written consent without a shareholder meeting.

         6. To allow only the board of directors to call a shareholder meeting or to propose amendments to the articles of incorporation.

         7. To implement any other action or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").

         8.    To limit the ability of shareholders to nominate directors.


         MBIA-CMC will generally vote for the following shareholder proposals:

         1. To rescind share purchase rights or require that they be submitted for shareholder approval, but only if the vote required for approval is not more than 66 2/3%.

         2. To opt out of state anti-takeover laws deemed to be detrimental to the shareholder.

         3. To change the state of incorporation for companies operating under the umbrella of anti-shareholder state corporation laws if another state is chosen with favorable laws in this and other areas.

         4. To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action.

         5. To permit shareholders to participate in formulating management's proxy and the opportunity to discuss and evaluate management's director nominees, and/or to nominate shareholder nominees to the board.

         6. To require that the board's audit, compensation, and/or nominating committees be comprised exclusively of independent directors.

         7. To adopt anti-greenmail charter or by-law amendments or otherwise restrict a company's ability to make greenmail payments.

         8.    To create a dividend reinvestment program.

         9. To recommend that votes to "abstain" not be considered votes "cast" at an annual meeting or special meeting, unless required by state law.

         10. To require that "golden parachutes" be submitted for shareholder ratification.


         MBIA-CMC will generally vote against the following shareholder proposals:

         1.    To restore preemptive rights.

         2.    To restore cumulative voting.

         3.    To require annual election of directors or to specify tenure.

         4.    To eliminate a staggered board of directors.


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         5.    To require confidential voting.

         6. To require directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board.

         7.    To dock director pay for failing to attend board meetings.


                                   SECTION III

                                 VOTING PROCESS

         Proxy materials that MBIA-CMC receives are sent to a Portfolio Manager for the Fund. The Portfolio Manager then analyzes all proxy solicitations received for Fund clients and advises the Fund on how, based upon these guidelines, the relevant votes should be cast. The Portfolio Manager's recommendations are set out in a report that is provided to the relevant Fund's President, who must approve the proxy vote in writing and return such written approval to the Portfolio Manager. If the Fund's President desires to vote in a manner that differs than what these general guidelines would recommend (an "Override Vote"), the reason for such Override Vote shall be noted in the written approval form. A copy of the written approval form is attached as an exhibit. The Portfolio Manager is responsible for making sure that proxies are voted in a timely manner. The Brokerage Allocation Committee shall receive regular reports of all proxy votes cast to review how proxies have been voted, including reviewing Override Votes and votes that may have involved a potential conflict of interest. The Committee shall also review these guidelines from time to time to determine their continued appropriateness and whether any changes to the guidelines or the proxy voting process should be made.

         IF THERE IS ANY POSSIBILITY THAT THE VOTE MAY INVOLVE A POTENTIAL CONFLICT OF INTEREST BECAUSE, FOR EXAMPLE, THE ISSUER SOLICITING THE VOTE IS A MBIA-CMC CLIENT OR THE MATTER BEING VOTED ON INVOLVES MBIA-CMC OR ANY OF ITS AFFILIATES (INCLUDING AN EMPLOYEE OR REPRESENTATIVE), PRIOR TO APPROVING SUCH VOTE, THE BROKERAGE ALLOCATION COMMITTEE MUST BE CONSULTED AND THE MATTER DISCUSSED. The Brokerage Allocation Committee, in consultation with the Legal and Compliance Department, shall determine whether the potential conflict is material and if so, the appropriate method to resolve such conflict, based on the particular facts and circumstances, the importance of the proxy issue, whether the Fund's President is proposing an Override Vote with respect to the issue and the nature of the conflict, so as to ensure that the voting of the proxy is not affected by the potential conflict. If the conflict is determined not to be material, the Project Manager shall vote the proxy in accordance with this Policy. Determinations of the Committee with respect to votes involving material conflicts of interest shall be documented in writing and maintained for a period of at least six years.

         With respect to votes in connection with securities held on a particular record date but sold from a client account prior to the holding of the related meeting, MBIA-CMC will take no action on all proposals to be voted on in such meeting.

         With respect to voting proxies of non-U.S. companies, a number of logistical problems may arise that may have a detrimental effect on MBIA-CMC's ability to vote such proxies in the best interests of our clients. These problems include, but are not limited to, (i) proxy statements and ballots being written in a language other than English, (ii) untimely and/or inadequate notice of shareholder meetings, (iii) restrictions on the ability of holders outside the issuer's jurisdiction of organization to exercise votes, (iv) requirements to vote proxies in person, (v) the imposition of restrictions on the sale of the securities for a period of time in proximity to the shareholder meeting, and
(vi) requirements to provide local agents with power of attorney to facilitate the voting instructions. Accordingly, MBIA-CMC may conduct a cost-benefit analysis in determining whether to attempt to vote its clients' shares at a non-U.S. company's meeting, whereby if it is determined that the cost or other restrictions associated with the attempt to exercise its vote outweighs the benefit MBIA-CMC believes its clients will derive by voting on the company's proposal, MBIA-CMC may decide not to attempt to vote at the meeting.


                                    * * * * *

         Any questions regarding this Policy may be directed to the General Counsel of MBIA-CMC.